Exhibit 10.8

AMENDMENT NO. 1 TO MANAGEMENT EMPLOYMENT AGREEMENT

The Management Employment Agreement (the “Employment Agreement”), dated as of January 4, 2010 (the “Effective Date”), by and between NETSPEND CORPORATION, a Delaware corporation (the “Company”) and James DeVoglaer (the “Executive”), is hereby amended (this “Amendment”) as of this 20 day of April, 2010, as follows:

RECITALS:

WHEREAS, the Company and the Executive are parties to the Employment Agreement;

WHEREAS, the Executive and the Company entered into that certain Employment and Confidentiality Agreement, dated September 5, 2006 (“Confidentiality Agreement”), the surviving terms of which are incorporated in the Employment Agreement; and

WHEREAS, the Company and the Executive desire to amend the Employment Agreement as set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual promises made herein, the parties agree as follows, effective as of the Effective Date:

1.             Section 2 of the Employment Agreement is hereby amended and restated to read in its entirety as follows:

Term of Employment. Unless otherwise mutually agreed upon by the parties hereto, the term of the Executive’s employment pursuant to this Employment Agreement (the “Term”) shall be for the period commencing on the Effective Date and ending on April 30, 2011. This Employment Agreement shall automatically renew for additional one (1) year terms beginning on May 1, 2011 and on each subsequent anniversary thereof (each, an “Expiration Date”) unless (i) the Executive notifies the Company in writing of his intention to terminate his employment pursuant to this Employment Agreement at least thirty (30) calendar days prior to the applicable Expiration Date or (ii) the Company notifies the Executive in writing of its intention to terminate his employment pursuant to this Employment Agreement at least thirty (30) calendar days prior to the applicable Expiration Date. Notwithstanding the foregoing, the Executive’s employment may be earlier terminated as provided in Section 4 hereof.

2.             Section 5(a)(ii) of the Employment Agreement is hereby amended and restated in its entirety as follows:

(ii)           the Company shall pay to the Executive the following sums, subject to the final sentence of this Section 5(a)(ii) and Sections 5(c), 6 and 9 hereof, (A) an amount equal to the Base Salary, as in effect on the Termination Date, payable over the twelve (12) month period following the Termination Date (the “Severance Period”), (B) the pro rata portion of any bonus that would have been received by the Executive for the then-current fiscal year (based upon the number of months elapsed in such fiscal year prior to the Termination Date (including the month of the termination), calculated by the Board in its sole discretion), payable when bonuses generally are paid to executives of the Company pursuant to the terms of the Bonus Program (that is, no later than 75 days following the applicable year-end), (C) any accrued but unpaid bonus in respect of any fiscal year ending prior to the fiscal year in which the Termination Date falls (which shall be paid notwithstanding any requirement that the Executive otherwise be employed by the Company on the date of the payment of such bonus), payable when bonuses generally are paid to executives of the Company pursuant to the terms of the Bonus Program, and (D) if the Executive elects to continue his participation and/or that of his eligible dependents in the Company’s group health and/or dental plans for a period of time under the Consolidated Omnibus Reconciliation Act of 1985 “COBRA”) then, through the earliest of (1) the expiration of the Severance Period, (2) the period during which the Executive is entitled to continuation coverage under COBRA and (3) the date the Executive becomes eligible to receive comparable medical coverage under a group health plan (within the meaning of Section 5001(b)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), under new employment (the earliest of such periods, the “COBRA Continuation Period”), the Company will contribute to the premium cost of the Executive’s coverage and that of his eligible dependents under those plans at the rate it contributed to the Executive’s premium cost of coverage on the Termination Date. To be eligible for these Company premium contributions, however, the Executive must pay the same portion of the premium cost during the COBRA Continuation Period as is paid by the Company’s active employees. The Executive is required to notify the Company immediately if he begins new employment during the COBRA Continuation Period and to repay promptly the cost of any benefit contributions made by the Company for coverage after Executive becomes eligible to participate in the group policy of such new employer. After the Company’s contributions end, the Executive may continue benefits coverage for the remainder of the COBRA period, if any, by paying the full premium cost of such benefits. If, prior to the end of the Severance Period, the Executive violates Section 6 hereof, then the Company shall have no obligation to make any of the payments that remain payable by the Company under this Section 5(a)(ii) on or after the date of such violation.

3.             Section 5(a)(iii) of the Employment Agreement is hereby amended and restated in its entirety as follows:

If during the Term and in connection with or during the twelve-month period following a Change in Control (as defined in the Amended and Restated NetSpend Holdings, Inc. 2004 Stock Option Plan), the Company terminates the Term pursuant to Section 4(d) hereof or the Executive terminates the Term pursuant to Section 4(e) hereof, then, in lieu of the payment set forth in Section 5(a)(ii)(B) above (pro-rated bonus), the Company shall pay to the Executive an amount equal to 40% of the Base Salary, as in effect on the Termination Date, payable in a lump sum within sixty (60) Business Days following the Termination Date. If the Executive violates Section 6 hereof, then the Company shall have no obligation to make the payment set forth under this Section 5(a)(iii).

4.             The first sentence of Section 8(c) of the Employment Agreement is hereby amended and restated as follows:

This Employment Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior contracts and other agreements, written or oral, with respect thereto, including, without limitation, the offer letter by and between the Company and the Executive dated as of July 18, 2006, the Management Employment Agreement, dated as of September 7, 2006, by and among the Executive, the Company and Holdings, and the Confidentiality Agreement.

5.               Except as herein amended, the Employment Agreement shall remain in full force and effect and is ratified in all respects.

6.               This Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

NETSPEND CORPORATION

By:	/s/ Daniel R. Henry
Name:
Title:

/s/ James DeVoglaer
Name:	James DeVoglaer